HBT Financial, Inc. Announces Addition to Board of Directors
Bloomington, IL, March 25, 2026 – HBT Financial, Inc. (NASDAQ: HBT) (the “Company” or “HBT Financial”), the holding company for Heartland Bank and Trust Company (“Heartland Bank”), today announced the appointment of Michael J. Morton to the Board of Directors of HBT Financial and Heartland Bank, effective as of April 1, 2026. Mr. Morton's initial term will expire at the HBT Financial 2026 Annual Meeting of Stockholders, at which he will be eligible for re-election.
Fred L. Drake, Executive Chairman, said, “We would like to welcome Mike to our Board of Directors. Mike's extensive banking background and proven leadership will be a tremendous asset, and we look forward to his guidance and contributions as we continue to grow the Heartland Bank franchise.”
Mr. Morton most recently served as Vice Chair of U.S. Commercial Banking at the Bank of Montreal (“BMO”) from 2020 to 2023, where he was responsible for staff development and risk oversight across multiple states and offices. He also served as Executive Vice President and Chief Credit Officer of MB Financial, Inc. (“MB Financial”) from 2014 to 2019. Prior to BMO and MB Financial, Mr. Morton held various roles at several Chicagoland financial institutions and has nearly 40 years of banking experience. Mr. Morton received a BS from Illinois State University and an MBA from DePaul University.
About HBT Financial, Inc.
HBT Financial, Inc., headquartered in Bloomington, Illinois, is the holding company for Heartland Bank and Trust Company, and has banking roots that can be traced back to 1920. HBT Financial provides a comprehensive suite of financial products and services to consumers, businesses, and municipal entities throughout Illinois, eastern Iowa, and suburban St. Louis through 83 full-service branches. As of December 31, 2025, HBT Financial had total assets of $5.1 billion, total loans of $3.5 billion, and total deposits of $4.4 billion.
CONTACT:
Peter Chapman
HBTIR@hbtbank.com
(309) 664-4556